Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Global Mofy Metaverse Limited on Form S-8 of our report dated January 31, 2024, with respect to our audits of the consolidated financial statements of Global Mofy Metaverse Limited as of September 30, 2023 and 2022 and for each of the years in the two-year period ended September 30, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

October 8, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com